UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 20, 2006 (October 16, 2006)

ALLIED HEALTHCARE INTERNATIONAL INC.
(Exact Name of Registrant as Specified on its Charter)

1-11570	13-3098275
(Commission File Number)	(IRS Employer Identification Number)

                                               New York
(State or Other Jurisdiction of Incorporation or Organization)

555 Madison Avenue, New York, New York 10022
(Address of Principal Executive Offices)

                                    (212) 750-0064
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:

Written communications pursuant to Rule 425 under the Securities Act.

Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 16, 2006 the board of directors of Allied Healthcare International Inc. (the ‘‘Company’’) approved the execution by the Company of an amended and restated employment agreement with Sarah Eames. Pursuant to her amended and restated employment agreement, Ms. Eames has agreed to continue to serve as Executive Vice President of the Company for a period of 18 months. The amended and restated employment agreement is subject to automatic renewal for successive periods of one year each unless terminated by either party on 90 days’ notice. Pursuant to her amended and restated employment agreement, Ms. Eames’ base salary is $250,000 per annum. In addition, she is entitled to receive $5,000 for each trip of five business days or more that she makes to the United Kingdom on Company business; however, the maximum amount payable to her in any calendar year for such trips is $50,000. Pursuant to the amended and restated employment agreement, the Company is required to pay Ms. Eames an amount equal to 1.9 times her salary if her employment is terminated for any reason (other the termination of her employment as a result of her death or disability, the termination of her employment for cause or the termination of her employment upon the expiration of the amended and restated employment agreement in accordance with its terms). In addition, the Company is required to pay Ms. Eames an amount equal to 1.9 times her salary if her employment is terminated for any reason (other than for the reasons set forth in the previous sentence) within six months of a change in control of the Company. Ms. Eames is a member of the board of directors of the Company.

ITEM 8.01    OTHER EVENTS.

Effective October 17, 2006, the Company entered into an agreement with its banks pursuant to which the overdraft facility of the Company’s senior credit facility, which was repayable upon the earlier of demand or October 16, 2006, shall be repaid upon the earlier of demand or November 10, 2006. The overdraft facility is in the amount of £3,000,000.00.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

10.21    Third Amendment Letter, dated October 17, 2006, among Allied Healthcare Holdings Limited, Allied Healthcare Group Holding Limited, Allied Healthcare International Inc., the subsidiaries of Allied Healthcare International Inc. identified therein, Barclays Bank PLC and Lloyds TSB Bank plc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2006

ALLIED HEALTHCARE INTERNATIONAL INC.

By:	/s/ Marvet Abbassi
	Name:	Marvet Abbassi
	Title:	Financial Controller